UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

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The Real Path Forward For XFLT: The Board Urges Shareholders to Approve the King Street Sub-Adviser

The King Street Sub-Adviser Brings a Leading CLO Platform and Expanded Investment Capabilities

Board’s Proposed Tender Offers Provide Liquidity and Support Stronger Shareholder Outcomes

XFLT Asks Shareholders to Vote on the WHITE Proxy Card “FOR” the King Street Sub-Advisory Agreement at Special Meeting on July 30, 2026

CHICAGO – July 29, 2026 –XAI Floating Rate & Alternative Income Trust (XFLT) (the “Fund”) is asking shareholders to vote on the WHITE card “FOR” the XFLT Board’s proposal to approve a new investment sub-advisory agreement (the “King Street Sub-Advisory Agreement”) among the Fund, XAI and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”) at the upcoming Special Meeting of Shareholders on July 30, 2026.

The XFLT Board has approved a liquidity plan, including tender offers and a discount management program, that will occur only with approval of the King Street Sub-Adviser.

•	The Board’s liquidity plan provides shareholders with near-term liquidity and a clear discount-management framework. If shareholders approve the King Street Sub-Advisory Agreement, the Fund expects to conduct an initial tender offer (the “Initial Tender Offer”) for up to 12.5% of common shares at 98% of net asset value (“NAV”), followed by two contingent tender offers for up to an additional 12.5% of shares in total if the Fund does not achieve specified discount or NAV performance objectives.

•	The Initial Tender Offer will benefit shareholders in the near term – occurring within 45 days of the approval of the King Street Sub-Adviser.

•	The contingent tender offers are designed to protect shareholders if the Fund’s discount remains wide or performance does not meaningfully improve through discount and NAV performance conditions, respectively. The additional tender offers would provide shareholders the opportunity to sell shares at 98% of NAV unless the Fund’s market discount narrows below 15% for at least three consecutive trading days or the Fund meets the NAV improvement target of $0.25, in addition to the current distributions, during the measurement period.

•	The NAV performance condition is intended to be a meaningful performance hurdle—in addition to distributions. For example, if the current $0.225 monthly distribution is maintained, the first contingent tender will occur unless the Fund distributes approximately $2.70 per share over a 12-month period and generates an additional $0.25 per share of NAV appreciation. That equates to approximately $2.95 per share of total value creation over the measurement period, with the NAV condition adjusted for any changes in the distribution. Any increase or decrease in distributions would still require the $2.95 per share in value creation, as the NAV condition would adjust accordingly.

The XFLT Board is confident that the approval of the King Street Sub-Advisory Agreement has the potential to create positive long-term outcomes for shareholders.

•	King Street is a leading global alternative asset manager managing $30 billion in assets, with a collateralized loan obligation (CLO) platform comprising 20 U.S. CLOs, nine European CLOs and approximately $12 billion in CLO assets under management.

•	The King Street Sub-Adviser was selected following a comprehensive 12-month review process that included 12 Board meetings, extensive due diligence and the evaluation of numerous other prospective sub-advisers against rigorous criteria.

•	The Board believes the King Street Sub-Adviser will improve XFLT’s long-term performance, enhance distributions and manage the Fund more dynamically within its stated mandate.

•	XFLT’s management and Board are aligned with shareholders and feel the pain of underperformance.

•	In fact, persistent underperformance and significant NAV erosion prompted the Board’s thorough review and eventual termination of Octagon and subsequent comprehensive search for a new sub-adviser.

•	Octagon has been terminated. An "Against" vote at the upcoming Special Meeting will not reinstate Octagon, but it will impede the Fund's real path forward, including by preventing implementation of the Fund's Initial Tender Offer and discount management program.

The XFLT Board are providing shareholders with a real path forward, backed by consistent action, shareholder-friendly initiatives designed to enhance performance and a vision for the long-term future of the Fund. The Board remains confident that the King Street Sub-Adviser is best positioned to deliver stronger outcomes for XFLT shareholders.

How to Vote

The Board urges XFLT shareholders to follow recommendations from Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC ("Glass Lewis"), leading independent proxy advisory firms, and vote “FOR” the King Street Sub-Adviser on the WHITE Card. Use one of the following options to vote:

•	By Internet: Visit the website listed on your WHITE proxy card, enter your control number and follow the simple on-screen instructions.

•	By Phone: Call the toll-free number listed on your WHITE proxy card.

•	By Mail: Sign and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

If you previously voted and want to change your vote to vote “FOR” the King Street Sub-Adviser, all you need to do is vote again following the instructions above.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com.

About XA Investments

XA Investments LLC is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for two listed closed-end funds and an interval closed-end fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. For more information, please visit www.xainvestments.com.

About King Street Capital Management

King Street is a global alternative investment firm founded in 1995 that manages $30 billion in assets across public and private markets. The firm marries rigorous fundamental research with tactical trading and differentiated sourcing capabilities to identify investment opportunities across asset classes, up and down the capital structure. For more information, please visit www.kingstreet.com. Follow King Street Capital Management (https://edge.prnewswire.com/c/link/?t=0&l=en&o=4669072-1&h=2386047654&u=https%3A%2F%2Fwww.linkedin.com%2Fcompany%2Fkingstreet-capital-management&a=King+Street+Capital+Management) on LinkedIn.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which Fund shares trade in the public markets and other factors. Although the Fund believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Past performance is no guarantee of future results. An investment in the Fund involves risk, including the possible loss of principal. Investors should consider the Fund’s investment objectives, risks, charges, and expenses carefully before investing. Please refer to the Fund’s filings with the Securities and Exchange Commission for additional information.

Media Contact:

XA Investments LLC
Kim Shepherd
Senior Consultant
kshepherd@xainvestments.com
312-623-5123
www.xainvestments.com

Prosek Partners

Pro-XAI@Prosek.com